Exhibit 99

news release
---------------AT THE COMPANY---------------
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
FRIDAY, APRIL 18, 2014

UFPI Board Approves Semiannual Dividend of $0.21 Per Share
--Reviews new structure for the Company’s Eastern U.S. operations--

GRAND RAPIDS, Mich., April 18, 2014 – The Universal Forest Products, Inc. (Nasdaq: UFPI) Board of Directors approved a semiannual dividend payment of $0.21 per share at their April 16, 2014 meeting. The dividend is payable on June 15, 2014, to shareholders of record on June 1, 2014.

“There’s nothing more rewarding for our board than to share the success of Universal Forest Products with our investors,” said Board Chairman William G. Currie. “This marks the 32nd consecutive year that Universal has paid dividends while continuing to maintain the capital needed for growth. We are honored to reward those who are critical to our company and its future.”

Also at the meeting, management presented a new structure that creates two geographic operating groups—north and south—within the Company’s eastern division. This move is intended to support and promote the Company’s growth goals. The size of the two operation subdivisions allows for stronger hands-on leadership by group vice presidents who will report to the chief operating officer. “As our eastern operations grow in size and number, it’s imperative to have appropriately sized groups that can be managed and led, and that’s what this new structure provides,” said CEO Matthew J. Missad.”

--more--

Universal Forest Products, Inc.

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that supply wood, wood composite and other products to three robust markets: 6pretail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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